Exhibit 5.1

135 Commonwealth Drive Menlo Park, California 94025 Tel: (650) 328-4600 Fax: (650) 463-2600 www.lw.com

FIRM / AFFILIATE OFFICES
	Brussels Chicago Frankfurt Hamburg Hong Kong London	New York North Virginia Orange County Paris San Diego San Francisco
April 18, 2006	Los Angeles Milan Moscow Munich New Jersey	Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

CV Therapeutics, Inc.

3172 Porter Drive

Palo Alto, California 94304

Re:	$200,000,000 Aggregate Offering Price of Common Stock of CV Therapeutics, Inc.

Ladies and Gentlemen:

We have acted as special counsel to CV Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to $200,000,000 aggregate offering price of shares of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to a registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 18, 2006 under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement contains a prospectus (the “Prospectus”) that will be supplemented in the future by one or more prospectus supplements (each, a “Prospectus Supplement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Prospectus or any Prospectus Supplement, other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein only as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing, it is our opinion that as of the date hereof, when certificates representing the Shares in the form of the specimen certificate filed as an exhibit to the Registration Statement have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been delivered to and paid for by the purchaser thereof in an amount in excess of the par value thereof for the Shares in the manner contemplated by the

April 18, 2006

Registration Statement, the Prospectus and any Prospectus Supplement(s), and assuming that at the time of issuance of the Shares, the Company has a sufficient number of authorized but unissued shares under the Company’s Amended and Restated Certificate of Incorporation, as amended, the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP